Exhibit 99.1

N   E   W   S       R   E   L   E   A   S   E

BankUnited Hires General Counsel

MIAMI LAKES, Fla. (JUNE 17, 2019) – BankUnited announced the hiring of Michael Alford as general counsel. With more than three decades of experience, Alford will be responsible for overseeing the company's legal and compliance functions.
“We are very excited to have Michael join BankUnited,” said Rajinder P. Singh, BankUnited’s chairman, president & chief executive officer. “Michael comes with a wealth of knowledge and experience in the financial services industry and will be a valuable part of the leadership team.”
Alford began his career in financial services in 1989 as corporate counsel for PaineWebber, Inc. in Miami, Fla.  For 23 years, Alford served in various capacities within the legal department of Raymond James Financial, Inc., in St. Petersburg, Florida, most recently as senior vice president and deputy general counsel before retiring in 2017. He joins BankUnited from Habitat for Humanity of Hillsborough County, where he served as chief risk officer. Earlier in his career, he worked in the Miami offices of Holland & Knight and Fowler, White, Burnett, Hurley, Banick & Strickroot.
Alford holds both his juris doctor and bachelor’s degree from the University of Florida.

About BankUnited, N.A.
BankUnited, Inc.(NYSE: BKU), with total assets of $32.7 billion at March 31, 2019, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with banking centers in Florida and New York metropolitan area. For additional information, call (877) 779-2265 or visit www.BankUnited.com. BankUnited can be found on Facebook at facebook.com/BankUnited.Official and on Twitter @BankUnited.

Contact:
Donna Crump-Butler, (305) 231-6707
dbutler@BankUnited.com
Savannah Whaley, (954) 776-1999, x225
swhaley@piersongrant.com